Filed pursuant to Rule 424(b)(3)

Registration No. 333-153104

Prospectus Supplement No. 1

(to Prospectus dated January 8, 2009)

PARAMOUNT GOLD AND SILVER CORP.

$80,000,000

Common Stock

Common Stock Purchase Warrants

This prospectus supplement should be read in conjunction with the prospectus dated January 8, 2009 (the “Prospectus”), which is to be delivered with this prospectus supplement. This prospectus supplement updates the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

•

Our Current Report on Form 8-K/A-1 filed on March 24, 2009 (Exhibit 1)

•

Our Current Report on Form 8-K filed on March 23, 2009 (Exhibit 2)

•

Our Current Report on Form 8-K filed on February 26, 2009 (Exhibit 3)

•

Our Form S-8 Registration Statement filed February 27, 2009 (Exhibit 4)

•

Quarterly Report on Form 10-Q filed February 17, 2009 (Exhibit 5)

The exhibits to the above identified Current Reports on Form 8-K, Form S-8 and Form 10-Q are incorporated herein by reference.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Paramount Gold and Silver Corp., 346 Waverly Street, Suite 110, Ottawa, Ontario Canada. K2P OW5, attention: Lucie Letellier, Chief Financial Officer and the telephone number is (613)226-9881.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in the Prospectus beginning on page 7.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Our common stock is quoted on the NYSE Alternext under the symbol “PZG”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 24, 2009

Exhibit 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

———————

FORM 8-K/A-1

———————

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 19, 2009

———————

PARAMOUNT GOLD AND SILVER CORP.

———————

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-51600	20-3690109
(Commission File Number)	(IRS Employer Identification No.)

346 Waverly Street

Ottawa, Ontario Canada

K2P 0W5

(Address of Principal Executive Offices)

(613) 226-9881

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

Certain statements included in this Form 8-k regarding Paramount Gold Mining Corp. ( the “Company” or “Paramount”) that are not historical facts are forward-looking statements, including the information provided with respect to the future business operations and anticipated operations of the Company.  These forward-looking statements are based on current expectations, estimates, assumptions and beliefs of management, and words such as “expects,” “anticipates,”  “intends,”  “plans,”  “believes,”  “estimates” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, the success of our current or proposed business activities. Accordingly, actual results may differ.

Item 9.01

Financial Statements and Exhibits.

The Company is filing this amended Form 8-K/A-1 to reflect the press release dated March 23, 2009 released by the Company.

Exhibit No.	Description

99.1	News Release dated March 23, 2009 announcing Closing of Equity Financing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2009

Paramount Gold and Silver Corp

By:	/s/CHRIS CRUPI
Chris Crupi
Chief Executive Officer

Exhibit 2

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

———————

FORM 8-K

———————

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 19, 2009

———————

PARAMOUNT GOLD AND SILVER CORP.

———————

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-51600	20-3690109
(Commission File Number)	(IRS Employer Identification No.)

346 Waverly Street

Ottawa, Ontario Canada

K2P 0W5

(Address of Principal Executive Offices)

(613) 226-9881

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

Certain statements included in this Form 8-k regarding Paramount Gold Mining Corp. ( the “Company” or “Paramount”) that are not historical facts are forward-looking statements, including the information provided with respect to the future business operations and anticipated operations of the Company.  These forward-looking statements are based on current expectations, estimates, assumptions and beliefs of management, and words such as "expects," "anticipates,"  "intends,"  "plans,"  "believes,"  "estimates" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, the success of our current or proposed business activities. Accordingly, actual results may differ.

Item 1.01

Entry into a Material Definitive Agreement.

On March 17, 2009 the Company entered into a Forebearance Agreement with Mexoro Minerals Ltd. (“Mexoro”) in connection with the default by Mexoro of three secured convertible debentures (the “Debentures”). The first Debenture was executed May 9, 2008 in the amount of $500,000.  The second Debenture was executed June 18, 2008 in the amount of $370,000 and the third Debenture was executed on July 11, 2008 in the amount of $500,000. Each of the debentures provided for interest on the unpaid principal balance at the rate of 8% per annum. All other terms and conditions of the Debentures were similar in form and substance but for the expiration date of each of the Debentures. In connection with the execution of these Debentures, Paramount was granted a security interest in all personal property and fixtures and interest of Mexoro. Subject to compliance with the terms and conditions of the Forebearance Agreement, Paramount will not foreclose on its security interests.

In consideration for entry into the Forebearance Agreement, Mexoro has paid Paramount the sum of $1 million representing repayment of the principal balance with respect to the First and Third Debenture. It was further agreed that with respect to the Second Debenture the principal balance will be increased by $127,500, (the “Second Amended Debenture”). On or before March 31, 2009, Mexoro will pay the original principal balance and interest owing under the Amended Second Debenture plus legal fees which shall not exceed CDN $15,000.00. The additional amount will be repaid in full by April 30, 2009. Paramount has released its security over the Cieneguita mining concessions but retains all other security interests including a charge of Mexoro’s mining concessions in the Guazapares mining district. As additional consideration for Paramount’s forbearance, Mexoro will issue to Paramount 150,000 common shares in the capital of Mexoro as a forbearance fee.

Attached hereto and marked Exhibit 10.5 is a copy of the forebearance agreement

Item 2.01

Completion of Acquisition or Disposition of Assets.

On March 19, 2009 Paramount acquired all of the issued and outstanding shares of common stock of Magnetic Resources Ltd. (“Magnetic”). Magnetic is the sole beneficial shareholder of Minera Gama, S.A. de C.V. which holds interests in various mineral concessions in Mexico known as the Temoris Project and the Morelos Project and also holds a royalty of the Iris Project. In consideration for the acquisition of all of the issued and outstanding shares of common stock of Magnetic and the assumption and discharge of shareholder loans, Paramount issued to the shareholders of Magnetic 1,350,000 shares of Paramount common stock valued at $675,000 and an advisor was paid a finder’s fee of 200,000 common shares valued at $100,000. All shares were issued pursuant to the Company’s Registration Statement filed with the Securities and Exchange Commission and declared effective January 7, 2009.  See Exhibit 10.6.

On March 19, 2009 the Company  closed on an agreement with Garibaldi Resource Corp in which the Company acquired the outstanding option on the Temeris project.  The total consideration paid by Paramount was $400,000 plus the issuance of 6 million shares of the Company’s legended common stock.  The shares of Common Stock have been delivered to an escrow agent.  The escrow agent will release 500,000 shares of common stock six months from the date of closing and an additional 500,000 shares of common stock every three months thereafter.  See Exhibit 10.7.

Item 3.02

Unregistered Sale of Equity Securities.

On March 20, 2009 the Company sold a total of 12 million units of its securities to FCMI Financial Corp. (“FCMI”) at a price of C$0.75 per Unit (the “Unit”) for a total of C$9,000,000 (the “Financing”) (Based on an exchange rate of C$1 = $0.80 USD the financing generate gross proceeds of $7.2 million USD). Each Unit consisting of one share of common stock (the “Shares”) and one common stock purchase warrant (the “Warrants”).

Each Warrant entitles the holder thereof to purchase one Share of common stock at an exercise price of C$1.05 per share for a period of four years from the date of issuance.  The Warrants will not be exercisable until six months from their date of issuance.

Also in connection with the financing, the Company entered into a registration rights agreement with FCMI which provides in part that commencing at any time following six months from the date of Closing, FCMI may request that the Company register the Shares and the Warrants so long as the anticipated aggregate gross proceeds in any such registration is anticipated to exceed CDN$5,000,000 (US$4 million).

Pursuant to the terms and conditions of a Financial Advisory Service Agreement entered into between Paramount and Dahlman Rose and Company LLC (“DRC”), DRC was paid a financial advisory fee equal to 7% of the gross proceeds of the Financing and issued 840,000 warrants to purchase shares of the Company’s common stock exerciseable at any time following September 19, 2009 until March 19, 2013 at an exercise price of C$1.05 from the Company registration statement as filed with the SEC and declared effective January 7, 2009.

See news release dated March 23, 2009.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 20, 2009, Daniel Hachey tendered his resignation as a director of the Company effective on the closing of the FCMI Financial Corp. financing. Mr. Hachey served on the Company’s Compensation and Nominating Committees. Attached hereto and marked Exhibit 5.2 is a copy of Mr. Hachey’s resignation.

In connection with the closing of the FCMI financing, FCMI proposed that Rudi P. Fronk and Eliseo Gonzalez-Urien be appointed to the Board of Directors. The proposal was presented to the Company’s Nominating Committee which recommended their appointment to the Company’s Board of Directors. The Company’s Board of Directors then approved the appointment of both Mr. Fronk and Mr. Gonzalez-Urien.

Mr. Fronk has since 1999 served as the president, chief executive officer and as a director of Seabridge Gold Inc.  Seabridge is located in Toronto, Ontario and has mining operations throughout North America. Prior to Seabridge, Mr. Fronk held senior management positions with Greenstone Resources, Columbia Resources, Behre Dolbear & Company, Riverside Associates, Phibro-Salomon, Amax, and DRX. Mr. Fronk is a graduate of Columbia University from which he holds a Bachelor of Science in Mining Engineering and a Master of Science in Mineral Economics.

Mr. Eliseo Gonzalez-Urien currently serves as a member of the Board of Directors of Seabridge Gold. He is an exploration geologist with over 30 years of experience in the mining industry. From 1989 through 2001 Mr. Gonzalez-Urien held various executive positions with Placer Dome Inc. including Senior Vice President of the parent company and President of Placer Dome Exploration Inc. During this period he was charged with esponsibility for Placer Dome´s worldwide exploration activities. Prior to Placer Dome, Mr. Gonzalez-Urien held senior positions with BHP-Utah Inc. and Noranda. He holds a degree in Geology from the University of Santiago, Chile, followed by post graduate studies in Geology at the University of California, Berkley.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description
5.2	Resignation of Daniel Hachey
10.5	Forebearance Agreement
10.6	Letter Agreement for Purchase and Sale of Magnetic Resources Ltd. Letter
10.7	Agreement for Purchase of Garibaldi Option Agreement
99.1	News Release announcing Closing of Equity Financing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2009

Paramount Gold and Silver Corp.
By:	/s/CHRIS CRUPI
Chris Crupi
Chief Executive Officer

Exhibit 3

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2009

______________

PARAMOUNT GOLD AND SILVER CORP.

(Exact Name of Registrant as Specified in Its Charter)

______________

Delaware	0-51600	20-3690109
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

346 Waverley Street

Ottawa, Ontario Canada

K2P 0W5

(Address of Principal Executive Offices)

(613) 226-9881

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

Certain statements included in this Form 8-K regarding Paramount Gold and Silver Corp. ( the “Company”) that are not historical facts are forward-looking statements, including the information provided with respect to the future business operations and anticipated operations of the Company.  These forward-looking statements are based on current expectations, estimates, assumptions and beliefs of management, and words such as "expects," "anticipates,"  "intends,"  "plans,"  "believes,"  "estimates" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, the success of our current or proposed business activities. Accordingly, actual results may differ.

Item 3.03

Material Modification to Rights of Security Holders:

On February 24, 2009, the Company held its annual shareholders meeting (the “Meeting”). At the Meeting, our shareholders authorized our Board of Directors to reset the exercise price of all our outstanding stock options. The reset price would be equal to the greater of $.50 per share or the closing bid price of our common stock on the effective date which the Board chooses to reprice the options. The effective date for the pricing of our options was February 24, 2009 and the new exercise price of our options is $0.65 per share.

Item 5.03

Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year:

On February 24, 2009 at the Meeting the shareholders approved an amendment to the Company’s certificate of incorporation increasing the number of authorized shares of common stock from 100 million shares to 200 million shares of common stock.  The amendment will be effective on filing with the Securities and Exchange Commission.

Attached hereto as exhibit 3.1 is a Form of Amendment to the Certificate of Incorporation.

Item 8.01

Other events:

At the Meeting, our shareholders ratified our 2008/2009 Stock Incentive and Equity Compensation Plan (the “Plan”).  The Plan provides for the issuance of up to three million (3,000,000) shares of our common stock.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

Exhibit No.	Description
3.1	Form of Amendment to Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2009

Paramount Gold and Silver Corp.

By:	/s/ CHRISTOPHER CRUPI
Christopher Crupi
Chief Executive Officer

Exhibit 4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PARAMOUNT GOLD AND SILVER CORP.

(Exact name of registrant as specified in its charter)

Delaware	20-3690109
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

346 Waverly Street

Ottawa, Ontario Canada K2P OW5

(Address of principal executive office including zip code)

(613) 226-9881

Registrant’s telephone number, including area code:

2008/09 STOCK INCENTIVE AND EQUITY COMPENSATION PLAN

(Full title of the Plans)

Mr. Christopher Crupi

346 Waverley Street Ottawa, Ontario, Canada K2P 0W5

(Name and address of agent for service)

(613) 226-9881

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED PER SHARE (1)	PROPOSED MAXIMUM AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE PRICE	AMOUNT OF REGISTRATION FEE
Common Stock	3,000,000	$0.64	$1,920,000	$78.60

———————

(1)

PURSUANT TO RULE 457, ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE  REGISTRATION FEE, AND COMPUTED IN ACCORDANCE WITH THE AVERAGE CLOSING PRICE OF THE COMMON STOCK FOR THE FIVE (5) TRADING DAYS PRIOR TO AND INCLUDING FEBRUARY 25, 2009 AS REPORTED BY THE AMERICAN STOCK EXCHANGE

PART I

ITEM 1.

PLAN INFORMATION

The information set forth herein together with the documents annexed hereto and made part hereof and incorporated herein by reference relates to the shares of common stock of Paramount Gold and Silver Corp.  (the "Company") to be issued pursuant to the Company’s 2008/09 Stock Incentive and Equity Compensation Plan (the “Plan”).

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Company’s 2008/09 Stock Incentive and Equity Compensation Plan (the “Plan” ) as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

ITEM 2.

REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein, Request for such information should be directed to Paramount Gold and Silver Corp. at 346 Waverley Street, Ottawa, Ontario Canada K2P 0W5 attn: Christopher Crupi. (613) 226-9881.

PART II

ITEM 3.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

A.

Annual Report on Form 10-K for the year ended June 30, 2008 filed September 25, 2008.

B.

Form 10-Q filed for the period ended September 30, 2008 filed November 14, 2008.

C.

Form 10-Q filed for the period ended December 31, 2008 filed February 17, 2009.

D.

Form 14(a) filed with the Securities and Exchange Commission filed January 8, 2009.

E.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including but not limited to, subsequently filed amendments to the above listed documents and subsequently filed annual and quarterly reports, and Form 8-K, prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or deemed to be incorporated by reference herein modified or supersedes such statement. All information appearing in this Registration Statement is qualified in its entirety by the information and financial statements (including notes thereto)appearing in documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

ITEM 4.

DESCRIPTION OF SECURITIES

The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Subject to the filing of the Company’s Certificate of Amendment with the Delaware Secretary of State, the Company's authorized capitalization will be 200 million shares of common stock, $ .001  par value. The current capitalization provides for the authorization of 100 million shares of common stock of which  62,108,594 shares of common stock are issued and outstanding as of February 19, 2009.

Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but un-issued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

ITEM 5.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters in connection with this Registration Statement will be passed upon by Jeffrey G. Klein, P.A. Mr. Klein currently owns 54,730 shares of the Company’s Common Stock together with an option to purchase an additional 2,381 shares of Common Stock.

ITEM 6.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our bylaws permit us to indemnify our officers and directors to the fullest extent permitted by law. Delaware Statutes authorize indemnification when a person is or was made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for judgments, settlements, penalties, fines (including an excise tax assessed with respect to any employee benefit plan), and expenses (including counsel fees) actually and reasonably incurred with respect to a proceeding.

If such a proceeding is brought by or in the right of the corporation (i.e. a derivative suit), such person may be indemnified against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to a conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, in such case, allow such indemnification of such person for such expenses as the court deems proper.

Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

We maintain officer and director insurance.

ITEM 7.

EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.

EXHIBITS

The following are filed as exhibits to this Registration Statement:

EXHIBIT NO.	DESCRIPTION
5	Opinion of Jeffrey G. Klein, P.A.
10.1	Paramount Gold and Silver Corp. 2008/09 Stock Incentive and Equity Compensation Plan
23.1	Consent of Jeffrey G. Klein, P.A. (included in Exhibit 5)
23.2	Consent of HLB Cinnamon Jang Willoughby & Company

ITEM 9.

UNDERTAKINGS

A.

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising  after the effective date of the registration statement or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

iii.

To include any additional or changed material information with respect to the plan of distribution.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3)

To remove from registration by means of a post-effective  amendment any of the securities being registered that remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the registration shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements, for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereto duly authorized, in the City of Ottawa, Province of Ontario, Canada this 27th day of February 2009.

SIGNATURE	TITLE	DATE

/s/ CHRISTOPHER CRUPI	Chief Executive Officer	February 27, 2009
Christopher Crupi	Director

/s/ CHARLES REED	Vice President/Director	February 27, 2009
Charles Reed

/s/ JOHN CARDEN	Director	February 27, 2009
John Carden

/s/ DANIEL HACHEY	Director	February 27, 2009
Daniel Hachey

/s/ MICHEL YVAN STINGLHAMBER	Director	February 27, 2009
Michel Yvan Stinglhamber

/s/ ROBERT DINNING	Director	February 27, 2009
Robert Dinning

THE PLAN

Pursuant to the requirements of the Securities Act of 1933, the plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa,  in the province of Ontario Canada on this 27th  day of February 2009.

SIGNATURE	TITLE	DATE

/s/ JOHN CARDEN	Plan Administrator/Compensation Committee	February 27, 2009
John Carden

/s/ DANIEL HACHEY	Plan Administrator/Compensation Committee	February 27, 2009
Daniel Hachey

/s/ IAN TALBOT	Plan Administrator/Compensation Committee	February 27, 2009
Ian Talbot

Exhibit 5

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

———————

FORM 10-Q

———————

(Mark One)

☑

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31 2008

OR

☐

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

———————

Paramount Gold and Silver Corp.

(Exact name of registrant as specified in its charter)

———————

Delaware	0-51600	20-3690109
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

346 Waverley Street

Ottawa, Ontario, Canada K2P 0W5

(Address of Principal Executive Office) (Zip Code)

(613) 226-9881

(Issuer’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Indicate by a check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to the filing requirements for the past 90 days.   Yes  ☑   No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if smaller reporting company)	☑	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act)    Yes ☐    No ☑

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY

PROCEEDINGS DURING THE PRECEDING FIVE YEARS

Indicate by check mark whether the Registrant has filed all documents and reports required to be filed by Section 12, 13, or 15 (d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.   Yes ☐   No ☐

APPLICABLE ONLY TO CORPORATE ISSUERS:

Indicate the number of shares outstanding of each of the issuer’s classes of Common Stock as of the latest practicable date:

61,816,551 shares of Common Stock, $.001 par value as of December 31, 2008

Paramount Gold and Silver Corp.

INDEX

PAGE
PART I. – FINANCIAL INFORMATION

Item 1.

Financial Statements

1

Consolidated Balance Sheets at December 31, 2008 (unaudited) and June 30, 2008 (audited)

1

Consolidated Statements of Operations for the Three and Six Months Ended
December 31, 2008 and for the Three and Six Months Ended December 31, 2007 (unaudited)
and Cumulative Since Inception, (March 29, 2005 to December 31, 2008)

2

Consolidated Statements of Cash Flows  for the Period Ended December 31, 2008 and December 31,
2007 and Cumulative Since Inception to December 31, 2008) (unaudited)

3

Consolidated Statement of Stockholders’ Equity for the Period Ended
December 31, 2008 (unaudited)

4

Notes to Interim Financial Statements as of December 31, 2008

6

Item 1A.

Risk Factors

23

Item 2.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

23

Item 3.

Quantitative and Qualitative Disclosure About Market Risk

29

Item 4.

Controls and Procedures

29

Item 4t.

The information required by Item 4t is contained in Item 4.

29

PART II. – OTHER INFORMATION

Item 1.

Legal Proceedings.

30

Item 2.

Unregistered Sales of Equity Securities.

30

Item 3.

Defaults upon senior securities.

30

Item 4.

Submission of matters to a vote of security holders.

30

Item 5.

Other information

30

Item 6.

Exhibits

31

i

MANAGEMENT’S RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS

To the shareholders of Paramount Gold and Silver Corp. (An Exploration Stage Mining Company)

The consolidated financial statements and the notes thereto are the responsibility of the management of Paramount Gold and Silver Corp. (an exploration stage mining company). These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles.

Management has developed and maintained a system of internal controls to provide reasonable assurance that all assets are safeguarded and to facilitate the preparation of relevant, reliable and timely financial information.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control.

/s/ Christopher Crupi

Christopher Crupi, CA

CEO

ii

PART I. FINANCIAL INFORMATION

Item 1.

Financial Statements

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Consolidated Balance Sheets (Unaudited)

As at December 31, 2008 and June 30, 2008

(Expressed in United States dollars, unless otherwise stated)

	As at December 31, 2008	As at June 30, 2008
	(Unaudited)	(Audited)
Assets

Current Assets

Cash and cash equivalents	$2,083,478	$3,199,848
Amounts receivable	244,421	1,384,492
Notes Receivable (Note 9)	1,391,364	870,000
Prepaid and Deposits	105,814	379,348
	3,825,077	5,833,688

Long Term Assets

Mineral properties (Note 7)	14,054,197	4,738,747
Fixed assets (Note 8)	567,415	354,996
GIC	1,021,281	1,004,897
	15,642,893	6,098,640
	$19,467,970	$11,932,328

Liabilities and Shareholder’s Equity

Liabilities

Current Liabilities

Accounts payable	$1,323,057	$1,714,620

Shareholder’s Equity

Capital stock (Note 5)	61,816	48,541
Additional paid in capital	44,680,375	32,604,284
Contributed surplus	14,065,737	13,540,945
Deficit accumulated during the exploration stage	(40,418,146)	(35,956,085)
Cumulative translation adjustment	(244,869)	(19,977)
	18,144,913	10,217,708

	$19,467,970	$11,932,328

The accompanying notes are an integral part of the consolidated financial statements.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Consolidated Statements of Operations (Unaudited)

As at December 31, 2008 and June 30, 2008

(Expressed in United States dollars, unless otherwise stated)

	Three Month Period Ended December 31, 2008	Six Month Period Ended December 31, 2008	Three Month Period Ended December 31, 2007	Six Month Period Ended December 31, 2007	Cumulative Since Inception March 29, 2005 to December 31, 2008
Revenue
Interest Income	$52,930	$150,207	$151,496	$336,558	$883,234

Expenses:

Incorporation Costs	—	—	—	—	1,773
Exploration	341,221	1,790,265	1,680,372	3,729,171	14,259,183
Professional Fees	173,597	408,573	258,924	525,807	2,652,318
Travel & Lodging	41,385	114,338	109,890	189,027	742,024
Geologist Fees & Expenses	140,274	479,869	126,249	206,442	2,342,924
Corporate Communications	70,468	138,698	111,767	318,833	1,025,295
Consulting Fees	28,921	70,926	91,121	139,629	553,160
Marketing	132,371	319,427	270,839	499,297	1,414,601
Office & Administration	245,274	538,748	147,186	223,725	1,318,261
Interest & Service Charges	1,452	3,991	2,969	5,324	24,202
Loss on disposal of Fixed Assets	—	44,669	—	—	44,669
Insurance	20,626	48,819	20,782	32,284	200,182
Amortization	24,930	52,278	28,967	49,280	183,180
Rent	20,971	43,886	17,003	36,763	230,356
Miscellaneous	(990)	(2,738)	20,801	3,430	(12,756)
Financing	12,525	12,525	93,384	93,384	105,909
Stock Based Compensation	200,587	547,153	655,360	4,246,267	14,745,049
Write Down of Mineral Property	—	—	—	—	1,471,049
Total Expense	1,453,612	4,611,427	3,635,613	10,298,663	41,301,380
Net Loss	1,400,682	4,461,220	3,484,118	9,962,105	40,418,146
Other comprehensive loss
Foreign Currency Translation Adjustment	192,598	224,892	43,041	34,541	244,869
Total Comprehensive Loss for the Period	$1,593,280	$4,686,112	$3,527,159	$9,996,646	$40,663,015
Basic & Diluted Loss per Common Share	(0.02)	(0.08)	(0.07)	(0.21)
Weighted Average Number of Common Shares Used in Per Share Calculations	57,674,756	55,148,086	46,988,932	47,753,606

The accompanying notes are an integral part of the consolidated financial statements.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Consolidated Statements of Cash Flows (Unaudited)

As at December 31, 2008 and June 30, 2008

(Expressed in United States dollars, unless otherwise stated)

	For the Six Month Period Ended December 31, 2008	For the Six Month Period Ended December 31, 2007	Cumulative Since Inception to December 31, 2008
Operating Activities:

Net Loss	$(4,462,220)	(9,962,105)	(40,418,146)
Adjustment for:
Accrued interest	(21,364)	—	(21,364)
Amortization	53,278	49,280	183,180
Allowance for doubtful accounts	172,170	—	172,170
Loss on disposal of assets	44,669	—	44,669
Stock based compensation	547,153	4,246,267	14,961,785
Write-down of mineral properties	—	—	1,471,049
(Increase) Decrease in accounts receivable	946,537	(92,735)	(413,126)
(Increase) Decrease in prepaid expenses	196,075	(300,008)	(1,851)
Increase (Decrease) in accounts payable	(391,563)	37,171	1,091,877

Cash used in Operating Activities	(2,915,265)	(6,022,130)	(22,929,757)

Investing Activities:

(Increase) Decrease in GIC	(16,384)	—	(1,021,281)
(Increase) Decrease in Note receivable	(500,000)	—	(1,370,000)
Purchase of Mineral Properties	(112,000)	—	(2,986,803)
Purchase of Equipment	(343,443)	(122,497)	(829,361)

Cash used in Investing Activities	(971,827)	(122,497)	(6,207,445)

Financing Activities:
Increase (decrease) in demand notes payable	—	—	105,580
Issuance of capital stock	2,859,676	2,250,000	31,256,580

Cash from Financing Activities:	2,859,676	2,250,000	31,362,160

Effect of exchange rate changes on cash	(88,954)	48,462	(141,480)

Increase (Decrease) in Cash	(1,116,370)	(3,846,165)	2,083,478
Cash, beginning	3,199,848	16,231,388	—

Cash, ending	$2,083,478	$12,385,223	$2,083,478

Supplemental Cash Flow Disclosure:
Interest Received	$36,994	$336,558	$44,636
Taxes Paid	—	—	—
Cash	1,687,439	720,349	1,687,439
Short term investments	394,883	11,664,874	394,883

The accompanying notes are an integral part of the consolidated financial statements.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Consolidated Statement of Stockholders’ Equity

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

	Shares	Par Value	Capital in Excess of Par Value	Accumulated Earnings (Deficiency)	Contributed Surplus	Cumulative Translation Adjustment	Total Stockholders Equity
Balance at Inception	—	$—	$—	$—	$—	$—	$—
Balance September 30, 2005	11,267,726	11,268	1,755	(1,773)	—		11,250

Capital issued for financing	34,000,000	34,000	—	—	—	—	34,000
Forward split	45,267,726	45,267	(45,267)	—	—	—	—
Returned to treasury	(61,660,000)	(61,660)	61,600	—	—	—	—
Capital issued for financing	1,301,159	1,301	3,316,886		—	—	3,318,187
Capital issued for services	280,000	280	452,370	—	—	—	452,650
Capital issued for mineral properties	510,000	510	1,033,286	—	—	—	1,033,796
Fair value of warrants	—	—	—	—	444,002	—	444,002
Net Income (loss)	—	—	—	(1,874,462)	—	—	(1,874,462)
Balance June 30, 2006	30,966,611	30,966	4,820,690	(1,876,235)	444,002	—	3,419,423

Capital issued for financing	11,988,676	11,990	15,225,207	—	—	—	15,237,197
Capital issued for services	3,107,500	3,107	7,431,343	—	—	—	7,434,450
Capital issued for mineral properties	400,000	400	1,159,600	—	—	—	1,160,000
Capital issued on settlement of notes payable	39,691	39	105,541	—	—	—	105,580
Fair value of warrants	—	—	—	—	7,546,270	—	7,546,270
Stock based compensation	—	—	—	—	2,169,050	—	2,169,050
Foreign currency translation adjustment	—	—	—	—	—	8,412	8,412
Net Income (loss)	—	—	—	(15,669,889)	—	—	(15,679,889)
Balance at June 30, 2007	46,502,478	46,502	28,742,381	(17,556,124)	10,159,322	8,412	21,410,493

The accompanying notes are an integral part of the consolidated financial statements.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Consolidated Statement of Stockholders’ Equity

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

	Shares	Par Value	Capital in Excess of Par Value	Accumulated Earnings (Deficiency)	Contributed Surplus	Cumulative Translation Adjustment	Total Stockholders Equity
Balance at June 30, 2007	46,502,478	46,502	28,742,381	(17,546,124)	10,159,322	8,412	21,410,493

Capital issued for financing	1,000,000	1,000	1,778,590	—	—	—	1,779,590
Capital issued for services	770,000	770	1,593,582	—	—	—	1,594,352
Capital issued for mineral properties	268,519	269	489,731	—	—	—	490,000
Fair Value of warrants	—	—	—	—	470,410		470,410
Stock based compensation	—	—	—	—	3,069,585	—	2,911,213
Foreign currency translation	—	—	—	—	—	(28,389)	(28,389)
Net Income (loss)	—	—	—	(18,409,961)	—	—	(18,409,961)
Balance at June 30, 2008	48,540,997	48,541	32,604,284	(35,956,085)	13,540,945	(19,977)	10,217,708

Capital issued for financing	1,071,429	1,071	1,454,251	—	—	—	1,455,322
Capital issued for services	251,206	251	210,737	—	—	—	210,988
Capital issued for mineral properties	7,650,000	7,650	8,920,800	—	—	—	8,928,450
Fair Value of warrants	—	—	—	—	31,628	—	31,628
Stock based compensation	—	—	—	—	139,804	—	139,804
Foreign currency translation	—	—	—	—	—	(32,294)	(32,294)
Net Income (loss)	—	—	—	(3,061,378)	—	—	(3,061,378)
Balance at September 30, 2008	57,513,632	57,513	43,190,072	(39,017,464)	13,712,377	(52,271)	17,890,227

Capital issued for financing	3,636,362	3,636	1,150,854	—	—	—	1,154,490
Capital issued for services	166,555	167	65,349	—	—	—	65,516
Capital issued for mineral properties	500,000	500	274,500	—	—	—	275,000
Fair Value of warrants	—	—	—	—	218,236	—	218,236
Stock based compensation	—	—	—	—	135,124	—	135,124
Foreign currency translation	—	—	—	—	—	(192,598)	(192,598)
Net Income (loss)	—	—	—	(1,400,682)	—	—	(1,400,682)
Balance at December 31, 2008	61,816,549	61,816	44,680,375	(40,418,146)	14,065,737	(244,869)	18,144,913

The accompanying notes are an integral part of the consolidated financial statements.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

1.

Basis of Presentation:

a)

The Company, incorporated under the General Corporation Law of the State of Delaware, is a natural resource company engaged in the acquisition, exploration and development of gold, silver and precious metal properties. The Consolidated financial statements of Paramount Gold and Silver Corp. include the accounts of its wholly owned subsidiaries, Paramount Gold de Mexico S.A. de C.V. and Compania Minera Paramount SAC. On August 23, 2007 the board and shareholders approved the name to be changed from Paramount Gold Mining Corp. to Paramount Gold & Silver Corp.

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company’s consolidated financial statements filed as part of the Company’s December 31, 2008, Year End Report on Form 10-Q.

In the opinion of management, these consolidated financial statements reflect all adjustments necessary to present fairly the Company’s consolidated financial position at December 31, 2008 and the consolidated results of operations and consolidated statements of cash flows for the period ended December 31, 2008.

b)

Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

c)

Exploration Stage Enterprise

The Company’s consolidated financial statements are prepared using the accrual method of accounting and according to the provision of Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting for Development Stage Enterprises”, as it were devoting substantially all of its efforts to acquiring and exploring mineral properties. It is industry practice that mining companies in the development stage are classified under Generally Accepted Accounting Principles as exploration stage companies. Until such properties are acquired and developed, the Company will continue to prepare its consolidated financial statements and related disclosures in accordance with entities in the exploration or development stage.

2.

Principal Accounting Policies

The consolidated financial statements are prepared by management in accordance with generally accepted accounting principles of the United States of America. The principal accounting policies followed by the Company are as follows:

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with an original maturity of three months or less.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

2.

Principal Accounting Policies: (Continued)

Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The fair market value of the Company’s financial instruments comprising cash, accounts receivable and accounts payable and accrued liabilities were estimated to approximate their carrying values due to immediate or short-term maturity of these financial instruments. The Company maintains cash balances at financial institutions which at times, exceed federally insured amounts. The Company has not experienced any material losses in such accounts.

GIC

The GIC is non-redeemable until May 7, 2010 and bears an interest rate of 3.25%.

Notes Receivable

Notes receivable are classified as available-for-sale or held-to-maturity, depending on our intent with respect to holding such investments. If it is readily determinable, notes receivable classified as available-for-sale is accounted for at fair value. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported net of tax as a component of other comprehensive income within shareholders’ equity. Interest income is recognized when earned.

Stock Based Compensation

The Company has adopted the provisions of SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employees’ requisite service period (generally the vesting period of the equity grant).

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of September 30, 2008, the Company’s only component of comprehensive income was foreign currency translation adjustments.

Long Term Assets

Mineral Properties

The Company has been in the exploration stage since its inception on March 29, 2005, and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. The Company expenses all costs related to the maintenance, development and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all exploration costs are being expensed.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

2.

Principal Accounting Policies: (Continued)

Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets.” The Company assesses the carrying cost for impairment under SFAS No. 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated lie of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Fixed Assets

Property and equipment are recorded at cost and are amortized over their estimated useful lives at the following annual rates, with half the rate being applied in the period of acquisition:

Computer equipment	30% declining balance
Equipment	20% declining balance
Furniture and fixtures	20% declining balance

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future periods; and accordingly is offset by a valuation allowance. FIN No.48 prescribes a recognition threshold and measurement attribute for financial statement recognition ad measurement of tax positions taken into in tax returns.

To the extent interest and penalties may be assessed by taxing authorities on any underpayment of income tax, such amounts would be accrued and classified as a component of income tax expense in our Consolidated Statements of Operations. The Company elected this accounting policy, which is a continuation of our historical policy, in connection with our adoption of FIN 48.

Foreign Currency Translation

The Company’s functional currency is the United States dollar. The consolidated financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation” (“SFAS No. 52). Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the consolidated balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Mexican pesos and Peruvian sols. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

2.

Principal Accounting Policies: (Continued)

The functional currencies of the Company’s wholly-owned subsidiaries are the Mexican peso and Peruvian sol. The financial statements of the subsidiaries are translated to United States dollars in accordance with SFAS No. 52 using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Foreign currency transaction gains and losses are included in current operations.

Asset Retirement Obligation

The Company has adopted SFAS No. 143 “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognizable over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted-risk-free interest rate. To date, no material asset retirement obligation exists due to the early stage of the Company’s mineral exploration. Accordingly, no liability has been recorded.

Environmental Protection and Reclamation Costs

The operations of the Company have been, and may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not anticipate any material capital expenditures for environmental control facilities.

Basic and Diluted Net Loss Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS give effect to all dilutive potential common shares outstanding during the period using the treasury stock method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. The basic and diluted EPS has been retroactively restated to take into effect the 2 for 1 stock split that occurred on July 11, 2005.

Concentration of Credit and Foreign Exchange Rate Risk

Financial instruments that potentially subject the Company to credit and foreign exchange risk consist principally of cash, deposited with a high quality credit institution and amounts receivable, mainly representing value added tax recoverable from a foreign government. Management does not believe that the Company is subject to significant credit or foreign exchange risk from these financial instruments.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

3.

Recently Adopted Accounting Policies:

On July 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (fair value option) with changes in fair value reported in earnings. The adoption of SFAS 159 had no impact on the financial statements as management did not elect the fair value option for any other financial instruments or other assets and liabilities.

On July 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”) as it relates to financial assets and financial liabilities. In February 2008, the FASB staff issued Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). FSP FAS 157-2 delayed the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The provisions of FSP FAS 157-2 are effective for the Company’s fiscal year beginning July 1, 2009.

SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This standard is now the single source in GAAP for the definition of fair value, except for the fair value of leased property as defined in SFAS 13. SFAS 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under SFAS 157 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2

Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Inputs that are both significant to the fair value measurement and unobservable.

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by SFAS 157, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2008
	Total	Level 1	Level 2	Level 3
Assets	$	$	$	$
Cash equivalents	394,883	394,883	—	—
Notes receivable	1,391,364	—	1,391,364	—
GIC	1,021,281	1,021,281	—	—

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

3.

Recently Adopted Accounting Policies: (Continued)

The Company’s cash equivalents and GIC are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash equivalents that are valued based on quoted market prices in active markets are primarily comprised of commercial paper, short-term certificates of deposit and U.S. Treasury securities.

The Company’s notes receivable are valued using quoted market prices in active markets and as such are classified within Level 2 of the fair value hierarchy.

4.

Non-Cash Transactions:

During the six month periods ended December 31, 2008 and 2007, the Company entered into certain non-cash activities as follows:

	2008	2007

Financing Activities
Issuance of shares for consulting and geological services	$276,504	$416,250

Investing Activities
Common shares issued for mineral properties	9,103,450	50,000

During the period ended December 31, 2008, the company issued 166,555 common shares (2007 - 50,000 common shares) in exchange of services rendered at trading values between $0.36 and $0.64 for a total consideration of $65,516 (2007 - $87,500). As at December 31, 2008, $65,516 (2007 - $22,055) has been expensed as stock based compensation.

During the period ended September 30, 2008, the company issued 251,206 common shares (2007 – 175,000 common shares) in exchange of services rendered at trading values ranging between $1.27 and $0.64 per share for total consideration of $210,988 (2007 - $416,250). As at December 31, 2007, $210,988 (2007 - $68,413) has been expensed as stock based compensation.

During the period ended December 31, 2008, the company issued 500,000 common shares as payment on the Vidette Lake property, share issuance was recorded at a trading value of $ 0.55 for total consideration of $275,000.

During the period ended September 30, 2008, the Company issued 7,650,000 common shares (2007 – 18,519) to purchase a mineral property valued at $8,928,450. This amount has been capitalised as mineral property acquisition costs (2007 - $50,000).

An amount of $77,549, previously included in prepaid expenses, has been expensed to stock-based compensation in recognition of services rendered. The common shares were issued in the previous year.

5.

Capital Stock:

Authorized capital stock consists of 100,000,000 common shares with par value of $0.001 each. Capital stock transactions of the Company during the period ended December 31, 2008 are summarized as follows:

During the period ended December 31, 2008, the Company issued 166,555 common shares in exchange of services rendered at trading values between $0.36 and $ 0.64 for a total consideration of $65,516, this amount has been expensed as stock based compensation.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

5.

Capital Stock: (Continued)

During the period ended September 30, 2008, the Company issued 251,206 common shares (2007 – 125,000 common shares) in exchange of services rendered at trading values ranging between $1.27 and $0.64 per share for total consideration of $210,988 (2007 - $416,250). $210,988 (2007 - $68,413) has been expensed as stock based compensation.

During the period ended December 31, 2008, the Company issued 3,636,362 of Flow-Through Units at a price of $0.45 (CDN $0.55) per unit, for a total consideration of $1,636,362 (CDN $ 2,000,000). Each unit consists of 1 Flow Through common share and one half common share purchase warrant. Each warrant entitles the holder thereof to acquire one non-flow through common share at a price of CDN $1.00 per common share to December 31, 2009. Subsequently to December 31, 2009, each warrant entitles the holder thereof to acquire one non-flow through common share at a price of CDN $1.25 per common share to December 31, 2010. A fair value of $218,236 has been allocated to the warrants issued in the transaction. The Company recorded share issuance costs of $134,036 pursuant to the private placement.

On August 7, 2008, the Company completed a private placement financing of 1,000,000 units priced at CDN $1.40 per unit for proceeds of $1,400,000. Each unit consists of one common share and one half common share purchase warrant. Each warrant entitles the holder thereof to acquire one common share at a price of $2.10 per common share for a period of one year.

On August 7, 2008, the Company completed a private placement financing of 71,429 units priced at CDN $1.40 per unit for proceeds of $100,000. Each unit consists of one common share and one half common share purchase warrant. Each warrant entitles the holder thereof to acquire one common share at a price of $2.50 per common share for a period of two years.

During the period ended December 31, 2008, the company issued 500,000 common shares as payment on the Vidette Lake property, share issuance was recorded at a trading value of $ 0.55 for total consideration of $ 275,000.

During the period ended September, 2008, the Company issued 7,650,000 common shares (2007 – 18,519) to purchase a mineral property valued at $8,928,450. This amount has been capitalised as mineral property acquisition costs (2007 - $50,000).

The following share purchase warrants and agent compensation warrants were outstanding at December 31, 2008:

	Exercise Price	Number of Warrants	Remaining Contractual Life (years)
Warrants	2.50	1,171,500	0.08
Agent compensation warrants	2.10	623,909	0.25
Warrants	2.90	5,199,248	0.25
Warrants	3.25	1,000,000	0.73
Warrants	2.10	500,000	0.56
Warrants	2.50	35,715	1.56
Warrants	1.00	1,818,181	2.00
Outstanding and exercisable at December 31, 2008		10,348,553

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

5.

Capital Stock: (Continued)

During the period ended December 31, 2008 the Company issued 1,818,181 warrants pursuant to private placement agreements at an exercise price of $1.00 to December 31, 2009. Subsequent to December 31, 2009 each warrant entitles the holder to acquire one common share at an exercise price of $1.25 to December 31, 2010.

During the period ended September 30, 2008 the Company issued 500,000 warrants pursuant to a private placement agreement at an exercise price of $2.10 for a period of one year.

During the period ended September 30, 2008 the Company issued 35,715 warrants pursuant to a private placement agreement at an exercise price of $2.50 for a period of two years.

	December 31, 2008	December 30, 2007
Risk free interest rate	0.40%	4.50%
Expected life of warrants	1 years	2 years
Expected stock price volatility	110%	62%
Expected dividend yield	0%	0%

6.

Related Party Transactions:

During the period ended December 31, 2008, directors received payments on account of professional fees and reimbursement of expenses in the amount of $51,520 (2007: $96,049).

During the period ended December 31, 2008, the Company issued 5,764 common shares to a director (2007- 21,432 common shares) for services rendered at trading value of $0.36 (2007 - $0.64 to $ 1.27) per share for total consideration of $2,075 (2007 - $23,160).

As at December 31, 2008, an amount of $105,796 due to directors and officers of the company for management fees has been included in accounts payable.

During the period ended December 31, 2008 the Company made payments pursuant to a premises lease agreement with a corporation having a shareholder in common with a director of the company (see Note 13).

7.

Mineral Properties:

The Company has seven mineral properties located within Sierra Madre gold district, Mexico. The Company has capitalized acquisition costs on these mineral properties as follows:

	2008	2007
Vidette Lake	$275,000	$—
Garibaldi	200,000	—
San Miguel Groupings	11,409,282	2,468,832
La Blanca	507,564	507,564
Santa Cruz	44,226	44,226
Andrea	20,000	20,000
Gissel	625	625
Cotaruse	10,000	10,000
Elyca	1,587,500	—
	$14,054,197	$3,051,247

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

7.

Mineral Properties: (Continued)

a.

San Miguel Groupings

The company has purchased all of the rights to the and interest to Tara Gold Resources Inc’s 30% share of the San Miguel Joint Venture, including the area of mutual interest agreement. The consideration was the issuance of 7,350,000 restricted common shares of Paramount Gold & Silver Corp. The company now owns 100% interest in the San Miguel Groupings located in near Temoris, Chihuahua, Mexico.

b.

La Blanca

The Company has an option to acquire a 100% in the La Blanca property located in Guazapares, Chihuahua, Mexico. Pursuant to the option agreement, payments of $180,000 have been made. Furthermore, the company must pay a royalty of $1.00 for each ounce proven or probable gold reserves. The Company has incurred $500,000 in exploration expenses.

c.

Santa Cruz

The Company has a 70% interest in the Santa Cruz mining concession located adjacent to the San Miguel Groupings. The terms of the agreement called for payments of $50,000 prior to March 7, 2006 and all required payments were made by the Company. The option also includes a 3% NSR payable to optioner. This concession was acquired as part of the San Miguel asset purchased from Tara Gold.

d.

Andrea

The Company acquired the Andrea mining concession located in the Guazapares mining  district in Chihuahua, Mexico for a cost of $20,000.

e.

Elyca

The company acquired the Elyca mining concession located in the municipality of Guazapares, State of Chihuahua for a total price of $ 1,000,000. Pursuant to the purchase agreement the company issued an additional 250,000 shares to Minera Rio Tinto; share issuance was recorded at a trading value of $1.76 for total considerations of $ 440,000.

f.

Temoris option

A Letter of Intent was signed on September 19, 2008, for grant of option and joint venture on a portion of the Temoris Project controlled by Garibaldi Resources Corp and its Mexican wholly owned subsidiary Minera Pender S.A. de C.V. located in Chihuahua State, Mexico. The joint venture agreement would result in acquiring an interest in 17,208 hectares of property. The new agreement will cover approximately 6,657 hectares previously optioned in 2006 and adds several new parcels totaling 10,543 hectares under the umbrella of a joint venture.

Paramount has made an initial payment to Garibaldi in the amount of $100,000. Paramount will earn a 50% interest by making an additional payment of $400,000, issuing 600,000 restricted common shares, and spending $700,000 on exploration. To increase its interest to 70%, Paramount must spend an additional $1,000,000 in exploration expenditures within 30 months, make an additional payment of $500,000, and issue an additional 400,000 restricted common shares.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

7.

Mineral Properties: (Continued)

Upon earning a 70% joint venture interest, Paramount may increase its interest to 80% within 30 months of the signing of the Agreement, exclusively and limited to the approximately 6,657 hectares referred to in the October 6, 2006, agreement. Subsequent to December 31, 2008, the Company entered into a new agreement with Garabaldi which on closing will supersede all previous agreements (Note 15).

g.

Vidette Lake

Paramount entered into an option agreement to acquire an interest in the Vidette Lake Gold Mine in British Columbia, Canada. Paramount issued 500,000 common shares to earn an initial 25% interest and can earn a further 25% interest by expending $300,000 of exploration expenditures and issuing an additional 100,000 common shares. Once Paramount has increased its interest to 50% it may increase its interest to 90% any time prior to December 31, 2010 by expending an additional sum of $600,000 on exploration and issuing 400,000 common shares. Once Paramount has increased its interest to 90% and exercises its option, a joint venture agreement will be created.

8.

Fixed Assets:

		Accumulated	Net Book Value
	Cost	Amortization	2008	2007

Property and Equipment	$701,212	$133,796	$567,416	$344,726

During the period ended December 31, 2008, total additions to property, plant and equipment were $ - (2007- $36,627).

9.

Notes Receivable:

The Company has entered into convertible notes receivable with face value of $1,370,000 with Mexoro Minerals Ltd. pursuant to a Letter of Intent dated May 2, 2008 between Mexoro Minerals Ltd. (“Mexoro”) and Paramount Gold and Silver Corp. (“Paramount”) with respect to the proposed Strategic Alliance between Mexoro and Paramount. The interest rate of the convertible notes is 8%

	Maturity Date	Interest Rate	December 31, 2008	June 30, 2008
Note Receivable – Mexoro Minerals	September 18, 2009	8% per annum	$370,000	$370,000
Note Receivable – Mexoro Minerals	May 7, 2009	8% per annum	500,000	500,000
	July 10, 2009	8% per annum	500,000	—
Accrued Interest	—	—	21,364	—
			$1,391,364	$870,000

The notes are convertible to units of one common share and one half common share purchase warrant of Mexoro Minerals Ltd. at a price of $0.50 per unit.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

10.

Recent Accounting Pronouncements:

(i)

Accounting for Deferred Compensation and Post Retirement Benefit Aspects of Collateral Assignment Split Dollar Life Insurance

The Emerging Issues Task Force (EITF) reached consensus on EITF Issue No. 06-10, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements (EITF 06-10), which requires that a company recognize a liability for the postretirement benefits associated with collateral assignment split-dollar life insurance arrangements. The provisions of EITF 06-10 are effective for the Company as of July 1, 2008. Adoption of this standard is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

(ii)

Business Combinations

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations (SFAS 141R). SFAS 141R significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development, and restructuring costs. In addition, under SFAS 141R, changes in an acquired entity's deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS 141R is effective for fiscal periods beginning after December 15, 2008. We will adopt SFAS 141R on July 1, 2009. This standard will change our accounting treatment for business combinations on a prospective basis.

 (vi)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal periods beginning after December 15, 2008. Adoption of this standard is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

(vii)

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities. It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This statement is effective for financial statements issued for fiscal periods beginning after November 15, 2008. Accordingly, the Company will adopt SFAS 161 in fiscal 2010.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

10.

Recent Accounting Pronouncements: (Continued)

(viii)

Accounting for Convertible Debt Instruments

In May 2008, the FASB issued FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”). FSP 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under FASB Statement No. 133. Convertible debt instruments within the scope of FSP 14-1 are not addressed by the existing APB 14. FSP 14-1 would require that the liability and equity components of convertible debt instruments within the scope of FSP 14-1 be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This will require an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component would be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. FSP APB 14-1 is effective for the Company’s fiscal year beginning July 1, 2009 and will be applied retrospectively to all periods presented. Adoption of this standard is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

11.

Segmented Information:

Segmented information has been compiled based on the geographic regions that the company has acquired mineral properties and performs its exploration activities.

Loss for the period by geographical segment for the period ended December 31, 2008:

	United States	Peru	Mexico	Total
Interest income	$96,954	$25,785	$27,468	$150,207

Expenses:
Exploration	619,817	231,231	939,217	1,790,265
Professional fees	381,595	—	26,978	408,573
Travel and lodging	114,338	—	—	114,338
Geologist fees and expenses	220,912	—	221,484	479,869
Corporate communications	138,698	—	—	138,698
Consulting fees	70,926	—	—	70,926
Marketing	319,427	—	—	319,427
Office and administration	136,853	62,822	339,073	538,748
Interest and service charges	3,018	65	908	3,991
Loss on Disposal of Assets	—	44,669	—	44,669
Insurance	31,010	—	17,809	48,819
Amortization	27,103	5,258	19,917	52,278
Rent	43,886	—	—	43,886
Financing	12,525	—	—	12,525
Miscellaneous	(2,738)	—	—	(2,738)
Stock based compensation	547,143	—	—	547,143
Total Expenses	2,701,996	344,045	1,565,386	4,611,427

Net loss	$2,605,042	$318,260	$1,537,918	$4,461,220

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

11.

Segmented Information (Continued):

Loss for the period by geographical segment for the period ended December 31, 2007:

	United States	Peru	Mexico	Total
Interest income	$336,318	$—	$239	$336,557

Expenses:
Exploration	(639,707)	64,514	4,304,365	3,729,171
Professional fees	525,391	—	416	525,807
Travel and lodging	189,027	—	—	189,027
Geologist fees and expenses	206,442	—	—	206,442
Corporate communications	318,833	—	—	318,833
Consulting fees	139,629	—	—	139,629
Marketing	499,297	—	—	499,297
Office and administration	222,986	—	739	223,725
Interest and service charges	3,704	—	1,620	5,324
Insurance	28,397	—	3,887	32,284
Amortization	21,710	15,422	12,148	49,280
Rent	36,763	—	—	36,763
Miscellaneous	3,430	—	—	3,430
Financing	93,384	—	—	93,384
Stock based compensation	4,246,267	—	—	4,246,267
Total Expenses	5,895,553	79,936	4,323,175	10,298,663

Net loss	$5,559,235	$79,936	$4,322,936	$9,962,106

Assets by geographical segment:

	United States	Peru	Mexico	Total

December 31, 2008
Mineral properties	$—	$10,000	$14,044,197	$14,054,197
Equipment	144,306	—	423,109	567,415

December 31, 2007
Mineral properties	50,625	10,000	2,990,622	3,051,247
Equipment	131,643	96,753	116,330	$344,726

12.

Employee Stock Option Plan:

On August 23, 2007, the board and shareholders approved the 2007/08 Stock Incentive & Compensation Plan thereby reserving an additional 4,000,000 common shares for issuance to employees, directors and consultants.

During the period ended December 31, 2008, the board did not grant stock options.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

12.

Employee Stock Option Plan: (Continued)

Changes in the Company’s stock options for the period ended December 31, 2008 are summarized below:

	Number	Weighted Avg. Exercise Price
Balance, beginning of period	4,734,500	$2.43

Cancelled	305,000	2.30

Balance, end of period	4,429,500	$2.41

At December 31, 2008, there were 4,429,500 exercisable options outstanding.

Stock Based Compensation

The Company uses the Black-Scholes option valuation model to value stock options granted. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The model requires management to make estimates, which are subjective and may not be representative of actual results. Changes in assumptions can materially affect estimates of fair values. For purposes of the calculation, the following assumptions were used:

2008
Risk free interest rate	0.40%
Expected dividend yield	0%
Expected stock price volatility	110%
Expected life of options	2 to 5 years

During the period ended December 31, 2008 the Company recognized stock based compensation expense in the amount of $274,928 for the vested portion of options issued in the previous year.

13.

Commitments:

Premises Lease

By a lease agreement dated July 6, 2006, with a company having a shareholder in common with a director of the Company, the Company agreed to lease office premises for three years commencing August 1, 2006 for the following consideration; 2009 - $87,885.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

14.

Differences Between US and Canadian Generally Accepted Accounting Principles:

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). Set out below are the material adjustments to net loss for the periods ending December 31, 2008 and 2007 and to stockholders’ equity at December 31, 2008 and 2007 in order to conform to accounting principles generally accepted in Canada (“Canadian GAAP”).

Statement of Loss	Period Ended December 31, 2008	Period Ended December 31, 2007

Net loss based on US GAAP	$(4,461,220)	$(9,962,105)
Deferred exploration costs prior to the establishment of proven and probable reserves (Note 14a)	2,207,134	3,935,613
Net loss for the period based on Canadian GAAP	(2,750,003)	(6,026,492)

Stockholders’ Equity	December 31, 2008	December 31, 2007

Stockholders’ Equity based on US GAAP	$18,144,913	$16,672,956
Deferred exploration costs prior to the establishment of proven and probable reserves (Note 14a)	13,131,097	5,920,335
Stockholders’ Equity based on Canadian GAAP	31,276,010	22,593,311

The following sets out the material balance sheet differences between Canadian and U.S. GAAP:

Mineral Properties	December 31, 2008	December 31, 2007

US GAAP	$14,054,197	$3,051,247
Deferred exploration costs prior to the establishment of proven and probable reserves (Note 14a)	13,131,097	5,920,335
Canadian GAAP	27,185,294	8,971,582

(a)

 Interest in Exploration Properties and Deferred Exploration Costs

Under U.S. GAAP, acquisition costs are capitalized, but exploration costs are not considered to have the characteristics of property, plant and equipment and, accordingly, are expensed prior to the Company determining that economically proven and probable mineral reserves exist, after which all such costs are capitalized.

Under Canadian GAAP, acquisition and exploration expenditures on properties, less recoveries in the pre-production stage, are deferred until such time as the properties are put into commercial production, sold or become impaired. On the commencement of commercial production, the deferred costs are charged to operations on the unit-of-production method based upon estimated recoverable proven and probable reserves. General exploration expenditures are charged to operations in the period in which they are incurred. The Company recognizes the payment or receipt of payment required under option agreements when paid or received.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

14.

Differences Between US and Canadian Generally Accepted Accounting Principles (Continued):

(b)

Statement of Cash Flows

As a result of the treatment of mining interests under item (a) above, cash expended for the exploration costs would have been classified as investing rather than operating, resulting in the following totals under Canadian GAAP:

	December 31, 2008	December 31, 2007

Cash used in operating activities	$(708,131)	$(2,086,517)
Cash used in investing activities	(3,178,961)	(4,058,110)

(c)

Recent Accounting Pronouncements

International Financial Reporting Standards (“IFRS”)

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five period transitional period. In February 2008 the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada’s own GAAP. The date is for interim and annual financial statements relating to fiscal periods beginning on or after January 1, 2011. The transition date of January 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the period ended December 31, 2010. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

Capital Disclosures

As a result of new Section 1535, Capital Disclosures, the Company will be required to include additional information in the notes to the financial statements about its capital and the manner in which it is managed. This additional disclosure includes quantitative and qualitative information regarding an entity’s objectives, policies and procedures for managing capital. This Section is applicable for the fiscal period beginning on July 1, 2008.

Disclosure and Presentation of Financial Instruments

New accounting recommendations for disclosure and presentation of financial instruments are effective for the Company beginning July 1, 2008. The new recommendations require disclosures of both qualitative and quantitative information that enables users of financial statements to evaluate the nature and extent of risks from financial instruments to which the Company is exposed.

Goodwill and Intangible Assets

The Accounting Standards Board has also issued a new Section 3064, Goodwill and Intangible Assets, to replace current Section 3062, Goodwill and Other Intangible Assets. The new section establishes revised standards for recognizing, measuring, presenting and disclosing goodwill and intangible assets. Canadian Institute of Chartered Accountants Handbook Section 3064 is effective for fiscal periods beginning on or after October 1, 2008 and will be adopted by the Company for the period ending September 30, 2009.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Notes to Consolidated financial statements (Continued)

(Unaudited)

For the Period Ended December 31, 2008

(Expressed in United States dollars, unless otherwise stated)

15.

Subsequent Event

On January 30, 2009 Paramount entered into an agreement to purchase the option held by Garibladi Resources Inc. over 54,000 hectares of mining concessions held by its Mexican subsidiary Minera Pender S.A. de C.V. known as the Temoris Concessions. Paramount paid $400,000 cash consideration and is to issue 6,000,000 common shares to Garibaldi on closing of the transaction.

Item 1A.

Risk Factors

There have been no material changes in our risk factors from those disclosed in our Annual Report on Form 10-K for the period ended June 30, 2008.

Item 2.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

THE FOLLOWING DISCUSSION OF THE RESULTS OF OUR OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS REPORT.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this quarterly report on Form 10-Q contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Readers should carefully review this quarterly report in its entirety, including but not limited to our financial statements and the notes thereto. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Background

Our Business:

We are an exploratory mining company with current operations in Mexico. We recently signed an option agreement to acquire an interest in the Vidette Lake Gold Mine in British Columbia, Canada.  We have not yet commenced any activities on this property.

Property Description and Location

San Miguel Groupings.

Our primary focus is the further exploration of our holdings within the San Miguel groupings in Chihuahua, Mexico within the Sierra Madre Occidental. San Miguel is located in Chihuahua, Mexico and lies in the Temoris mining district, part of the gold-silver belt of the Sierra Madre Occidental, just a few kilometers northwest of the town of Temoris. It can be accessed by vehicle and railway and has well-developed infrastructure with a recently constructed 33,000 volt power line. The project covers approximately 800 acres with an estimated 10 kms of strike in the historic gold/silver mining district.

The Temoris mining district lies within a northwest trending belt of gold and silver deposits in the western portion of the Sierra Madre Occidental. Gold/silver mineralization in the project occurs as quartz veins and breccias within the west-northwest- and north-northwest-striking faults.

Our primary objective is to:

Explore and develop the San Miguel and Andrea projects located in Chihuahua, Mexico within the Sierra Madre Occidental gold/silver belt. As of this date we have conducted preliminary exploration and defined over 20 gold/silver/copper target areas in the Andrea project area.

Paramount does not expect to generate revenues from the San Miguel project in the next year. Further, it is not Paramount’s objective to enter the mine management business. Rather, the Company hopes to identify a resource that will enable it to attract a larger company to partner with this company who has experience developing and managing a mine.

Our Operations:

Agreement with Mexoro Minerals Ltd.

In order to increase drilling opportunities in the San Miguel region, we signed a Letter of Intent to create a strategic alliance with Mexoro Minerals Ltd . (“Mexoro”).  The purpose of the strategic alliance was to:

A.

Collaborate exploration and development work.

B.

Consolidate offices; and

C.

Approach the market in a combined and unified manner.

In furtherance of these objectives, we loaned Mexoro a total of $1,370,000 pursuant to three secured convertible debentures. All three convertible debentures are subject to a first ranking security interest which is secured by all the assets of Mexoro, including its common shares of its Mexican subsidiary SunBurst de Mexico S.A. de C.V and its mining concessions, equipment and all assets.. The notes are due May 9, June 18 and July 11, 2009 respectively. The notes provide for interest at the rate of 8% per annum and may be converted into units of Mexoro at a conversion price of $.50 per unit. Each unit consists of one share of Mexoro common stock and one half common stock purchase warrant. Each whole warrant entitles the holder thereof to purchase one share of Mexoro at an exercise price of $.75 per share.

Given the relative depressed price of Mexoro common shares, Paramount did not subscribe for any shares under the option agreement at 50 cents per unit which has now expired.

We have notified Mexoro of certain defaults and have issued notice of acceleration under the convertible debentures.

Temoris Option Purchase

We entered into a joint venture agreement with Garibaldi Resources Inc. and acquired an interest in 17,208 hectares of property. The new agreement will cover approximately 6,657 hectares previously optioned in 2006 and adds several new parcels totaling 10,543 hectares under the umbrella of a joint venture. The property borders our San Miguel property and brings a total of over 100,000 hectares of contiguous land holdings in the Guazapares mining district.

As part of the transaction, Garibaldi has provided us with its geologic data, including the results of its recent regional hyperspectral airborne survey.  We are the exploration manager under the joint venture. As part of the joint venture with Garibaldi, we have made an initial payment to Garibaldi in the amount of $100,000. We will earn a 50% interest by making an additional payment of $400,000, issuing 600,000 restricted shares of its common stock, and spending a total of $700,000 in exploration costs. We have the opportunity to increase our interest to 70% by spending an additional $1 million in exploration expenditures within 30 months, making an additional payment of $500,000, and issuing an additional 400,000 restricted shares of our common stock.

Upon earning a 70% joint venture interest, we may increase its interest to 80% within 30 months of the signing of the Joint Venture Agreement, exclusively and limited to the approximately 6,657 hectares referred to in the October 6, 2006, agreement.

On January 30, 2009 we entered into an agreement to purchase the Temoris Option held by Garibaldi Resource Corp. and its Mexican subsidiary Minera Pender S.A. de C.V. The option covers an area of approximately 54,000 hectares adjacent to the San Miguel Groupings and Andrea project. Consideration of $400,000 was paid to Garibaldi and 6,000,000 shares are to be issued to close the transaction. Upon closing, all previous agreements between the parties will be terminated.

Tara Gold Resources Corp. Joint Venture:

On October 1, 2008, we closed an agreement with Tara Gold Resources Corp. (“Tara Gold”) to acquire all of the remaining equity ownership of the Joint Venture previously entered into between the parties on February 7, 2007. The agreement also provides for Paramount to acquire certain mining concessions owned by Tara Gold.

In consideration for the acquisition of the remaining equity interest (30%) owned by Tara Gold in the Joint Venture, Paramount has issued to Tara Gold a total of 7,350,000 shares of its legended common stock. Also, in connection with the closing of the transaction, all invoices previously submitted by Paramount for Tara Gold’s contribution to the exploration and development of the San Miguel property have been cancelled.  In addition, in consideration for the transfer of the mining concessions, Paramount will pay to Tara Gold $100,000 MXN. All closing documents and funds are currently being held in escrow subject to registration of the required documentation with the Bureau of Mines in Mexico. If the initial registration is not completed by February 28, 2009, or such later date as Paramount may agree, all of the shares of common stock held in escrow will be returned to Paramount for cancellation together with the purchase price for the mining concessions. The agreements will then be of no further force or effect, and the respective interests and obligations of the parties shall remain as if the Agreement of Purchase and Sale had not been executed.

Vidette Lake Gold Mine:

In December 2008, we entered into an option to acquire an interest in the Vidette Lake Gold Mine located in British Columbia, Canada. We issued 500,000 shares of our common stock to earn an initial 25% interest. We can earn an additional 25% interest by expending $300,000 of exploration expenditures and issuing an additional 100,000 shares of our common stock and making a cash payment of $100,000 (or equivalent amount in Paramount common stock). Once Paramount secures a 50% interest, Paramount may increase its percentage ownership to 90% at any time prior to December 31, 2010 by expending an additional $600,000 on exploration and issuing 400,000 shares of common stock.

We have not yet commenced exploration activities on this property.

Market for Gold and Silver:

The demand for gold and silver has created a bull market for both metals over the past several years. There will likely be increased volatility of market prices in the short run due to seasonality or speculation.  Despite concerns for a slowing U.S. and global economy, there remains a strong demand for precious metals. There also remains increased interest in holding precious metals such as gold and silver as a store of value during periods of increasing anxiety of either errant monetary policies or strained international relations.

Gold prices have generally trended upward during the last seven years, from a low of just under $260 per ounce in early 2001 to a high of $1,010 per ounce in March 2008 and has currently settled in the $900/oz range.  Silver prices have experienced similar price increases from a low of approximately $4.25 per ounce to a high of $21.00 per ounce  in March.  Assuming that this trend continues and management’s drilling program expands, we believe that we will be able to identify a mining partner in the next fiscal year.

Financings:

Our operations to date have been funded by equity investment. Most of our equity funding has come from a private placement of our securities which we closed on March 30, 2007 in the amount of $21,836,841. The financing consisted of the sale of 10,398,496 units (the “Units”) at a price of $2.10 per Unit (the “Issue Price”). Each unit was comprised of one share of Common Stock and one-half of one common stock purchase warrant of the Company. Each whole Warrant shall entitle the holder thereof to acquire one share of common stock in the capital of the Company (a “Warrant Share”) at an exercise price of $2.90 for 24 months following the closing date of the offering.

On November 6, 2007, the Company completed a private placement financing in the amount of $2.4 million. The Company sold 1,000,000 units of its securities in this financing, each unit consisting of one share of common stock and one common stock purchase warrant. Each common stock purchase warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $3.25 per share for a period of two years.

On August 4, 2008 we completed a private placement financing of 1,000,000 units priced at $1.40 per unit (all funds in CDN dollars) for proceeds of $1,400,000. Each unit consists of one common share and one half common share purchase warrant with a strike price of $2.10 per share.

Also on August 4, 2008 we completed a private placement financing of 71,429 units priced at $1.40 per unit (all funds CDN dollars) for proceeds of $100,000. Each unit consists of one common share and one half common share purchase warrant with a strike price of $2.50.

On December 31, 2008, we closed a private placement financing in the amount of CDN$2,000,000 through the sale of 3,636,362 units at CDN $0.55 per unit, to the MineralFields Group. Each unit flow through unit is comprised of one share of legended common stock and one common stock purchase warrant exercisable for a period of two years from closing at a price of CDN$1.00 per share during the first year following the date of issuance and CDN$1.25 per share during the second year following the date of issuance. The funds will be utilized to develop the Vidette Lake Gold Mine located in British Columbia, Canada.

We will require additional working capital to continue our exploratory activities.

Comparison of Operating Results for the Three and Six Months ended December 31, 2008 to the Three and Six Months Ended December 31, 2007

Revenues

We are an exploratory mining company with no revenues from operations to date. All of our revenues to date represent interest income which we have earned as a result of our cash holdings and notes receivable. Our cash holdings were generated from the sale of our securities. Interest income for the three and six months ended December 31, 2008 were $52,930 and $150,207 as compared to $151,496 and $336,558 for the three and six months ended December 31, 2007. The interest income has been generated as a result of our equity financings. Monies are deposited in interest bearing accounts until such time as needed for drilling and general working capital purposes. Our interest income will continue to decline as we use remaining funds for ongoing operations.

Operating Expenses

For the three and six months ended December 31, 2008 our total operating expenses were $1,453,612 and $4,611,427 as compared to $3,635,613 and $10,298,663 for the comparable periods in 2007. Operating expenses for the three and six months ended December 31, 2008 declined approximately 55% and 54% from the comparative periods ended December 31, 2007.  The significant decline in operating expenses is due to lower exploration and related expenses.  We chose to reduce many of our expenditures in order to preserve our cash holdings for ongoing operations in 2009.

Exploration costs continue to be our largest expense totaling $548,484 and $1,951,649 as compared to $1,680,372 and $3,729,171. Exploratory cost since our inception totaled $14,466,445. While we expect to use the proceeds from our most recent financing to undertake exploration activities in British Columbia, our mining operations in Mexico will be limited until such time as proven mineral reserves of both gold and silver, are identified, we secure additional financing or contract with a joint venture partner.

Despite declining exploration costs, geology costs for the three and six months ended December 31, 2008 totaled $140,274 and $479,869 as compared to $126,249 and $206,442 for the three and six months ended December 31, 2007.  Geology costs increased as drilling results indicated that newer geology reports and studies were necessary.

Corporate communications fees, declined to $70,468 and $138,698 for the three and six months ended December 31, 2008 compared to $111,767 and $318,833 for the three and six months ended December 31, 2007. During 2007, a significant portion of this expense was stock based compensation while during 2008, we relied primarily upon our cash reserves for these expenses.

We continue to utilize stock based compensation as a means to compensate some of our key employees, directors and consultants. Management believes that by utilizing the Company’s common stock as incentive for quality work, the return on its investment will in the long run, be more beneficial to the Company than simply cash compensation. In addition, we have used our common stock to finance the acquisition of our mineral properties. Stock based compensation for the three and six months ended December 31, 2008 totaled $200,587 and $547,153 as compared to $655,360 and $4,246,267 for the three and six months ended December 31, 2007.  Stock based compensation since inception totaled $ 14,745,049 (See Footnote 3 and Footnote 10 for additional information regarding stock based compensation).

With our dual listings on the NYSE Alternext and the Toronto Stock Exchange market awareness and investor relations continues to be a critical component of our business strategy. We believe that this program has been successful and as a result have been able to reduce these fees from $270,839 and $499,297 for the three and six months ended December 31, 2007 to $132,371 and $319,427 for the comparative periods in 2008. With reduced exploration activities, we have become increasingly dependent on administration to undertake those areas of responsibilities previously handled by third parties. Office and administrative expenses increased to $245,274 and $538,748 for the three and six months ended December 31, 2008 as compared to $147,816 and $223,725 for the comparable periods in 2007.

Professional fees for the three and six months ended December 31, 2008 7 declined to $173,597 and $480,573 from $258,924 and $525,807.  The decline in professional fees is the result of fewer compliance issues with the Securities and Exchange Commission, the NYSE Alternext and the Toronto Stock Exchange. More importantly, were the steps we undertook to comply with Sarbanes Oxley, which resulted in reduced legal and accounting fees. lower legal fees incurred with respect to our mining operations in Mexico,  accounting fees, general corporate and securities legal fees and related professional services. We expect that these fees will continue in the future.

Net Income (loss)

Our Net Loss for the three and six months ended December 31, 2008 was $(1,400,682) and $(4,461,220), as compared to a net loss of $(3,484,118) and $(9,962,105) in 2007. Cumulative loss since inception totaled $(40,418,146).  Our Net Loss per Share was $(0.02) and $(0.08) as compared to a Net Loss per share of $ (0.07) and $(0.21) during the comparable periods in 2007. Until such time as we are able to identify mineral deposits which we believe can be extracted in a commercially reasonable manner, of which there can be no assurance, we will continue to incur ongoing losses.

Liquidity and Capital Resources

Assets and Liabilities

As of December 31, 2008, we had cash totaling $2,083,478 as compared to $3,199,848  as of June 30, 2008, a decline of approximately 35%.  Amounts receivable totaled $244,421 at December 31, 2008 as compared to $1,384,492. This decline of approximately 82% is primarily attributable to receipt from the Mexican government of primarily value added tax refunds. Prepaid expenses and deposits were $105,814 as compared to $379,348.  The decline in prepaid expenses is primarily attributable to stock based compensation which has been earned since the date of issuance of the common stock. Total current assets at December 31, 2008 were $3,85,077 as compared to $5,833,688 at June 30, 2008.

Our long term assets at December 31, 2008 $ 15,642,893 as compared to $6,098,640 as of June 30, 2008. Long term assets consist of our mineral properties located within the Sierra Madre gold district in Mexico in addition to an option we acquired for mineral properties locasted at Vidette Lake in British Columbia. The significant increase in our mineral properties is primarily attributable to an increase of the capitalized costs of the San Miguel Groupings from $2,468,832 to $11,409,282. The Company has capitalized the acquisition costs of these properties. The GIC Receivable represents funds that we have pledged for a standby Letter of Credit. We also have fixed assets consisting of property and equipment totaling $567,415 as compared to $354,996.

Total assets at December 31, 2008 were $19,467,970 as compared to $11,932,328 as of June 30, 2008. This represents an increase of approximately 65% which is primarily attributable to our capital expenditures with respect to our mineral properties.

Our current liabilities as of December 31, 2008 totaled $1,323,057 as compared to $1,714,620 at June 30, 2008 an increase of approximately 27%.

We have a working capital surplus at December 31, 2008 (current assets less current liabilities) of $2,502,020 as compared to a working capital surplus of $4,119,068 June 30, 2008, representing a decline of approximately 39%. We anticipate that we will be able to meet our currently existing ongoing contractual commitments for any property or mineral rights and have sufficient financial resources to fund our ongoing exploration and geological endeavors.

Critical Accounting Policies

Use of Estimates - Management’s discussion and analysis or plan of operation is based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates these estimates, including those related to allowances for doubtful accounts receivable and long-lived assets. Management bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We review the carrying value of property and equipment for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, we are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. For periods prior to adoption, the financial statements are unchanged, and the pro forma disclosures previously required by SFAS No. 123, as amended by SFAS No. 148, will continue to be required under SFAS No. 123(R) to the extent those amounts differ from those in the Statement of Operations.

Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets.” The Company assesses the carrying cost for impairment under SFAS No. 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated lie of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

The Company’s functional currency is the United States dollar. The consolidated financial statements of the Company are translated to United States dollars in accordance with SFAS No. 52 “Foreign Currency Translation” (“SFAS No. 52). Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the consolidated balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Mexican pesos and Peruvian sols. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

The functional currencies of the Company’s wholly-owned subsidiaries are the Mexican peso and Peruvian sol. The financial statements of the subsidiaries are translated to United States dollars in accordance with SFAS No. 52 using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Foreign currency transaction gains and losses are included in current operations.

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Item 3.

Quantitative and Qualitative Disclosure About Market Risk

Our major commodity price risk exposure relates to the then current market value of any silver or gold reserves which we choose to exploit. A dramatic drop in the price of gold or silver would make commercial exploitation of any of our properties less likely than if prices remained at their current level.

We are also subject to currency fluctuations between the United States and Mexico. We do not plan on entering into any hedging transactions. Rather, management will continue to evaluate the market risks and address these issues should they become material to the Company’s ongoing operations.

Item 4.

Controls and Procedures

(a)

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) and determined that our disclosure controls and procedures were effective as of the end of the period covered by this Quarterly Report on Form 10-Q. The evaluation considered the procedures designed to ensure that the information required to be disclosed by us in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and communicated to our management as appropriate to allow timely decisions regarding required disclosure.

(b)

Changes in Internal Control over Financial Reporting

During the period covered by this Quarterly Report on Form 10-Q, there was no change in our internal control over financial reporting (as such term is defined in Rules 13a-15(d) and 13d-15(d) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

(c)

Inherent Limitations of Disclosure Controls and Internal Controls over Financial Reporting

Because of its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. Projections of any evaluation or effectiveness to future periods are subject to risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Item 4t.

The information required by Item 4t is contained in Item 4.

PART II. OTHER INFORMATION

Item 1.

Legal Proceedings.

None.

Item 2.

Unregistered Sales of Equity Securities.

During the quarter ended September 30, 2008, we issued shares of our common stock to acquire 100% interest in our joint venture operations in Mexico. We also issued shares of our common stock and warrants in connection with our funding activities. We relied on the exemptive provisions of Section 4(2) of the Securities Act. We have also offered shares pursuant to the exemptive provisions of Regulation S.

At all times relevant the securities were offered subject to the following terms and conditions:

–

the sale was made to a sophisticated or accredited investor, as defined in Rule 502;

–

we gave the purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which we possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

–

at a reasonable time prior to the sale of securities, we advised the purchaser of the limitations on resale in the manner contained in Rule 502(d)2; and

–

neither we nor any person acting on our behalf sold the securities by Any form of general solicitation or general advertising.

On September 26, 2008, we closed on our agreement with Tara Gold Resources Corp. (“Tara Gold”) to acquire all of the remaining equity ownership of the Joint Venture previously entered into between the parties.  In consideration for the acquisition of the remaining equity interest (30%) owned by Tara Gold in the Joint Venture, we s issued to Tara Gold a total of 7,350,000 shares of our legended common stock. An additional 300,000 shares of the Company’s common stock were also issued to a consultant who facilitated the closing of this transaction.

On December 31, 2008, we closed on  a private placement financing in the amount of CDN$2,000,000 through the sale of 3,636,362 units to the MineralFields Group. Each unit was comprised of one share of legended common stock and one common stock purchase warrant exercisable for a period of two years from closing at a price of CDN$1.00 per share during the first year following the date of issuance and CDN$1.25 per share during the second year following the date of issuance.

Each of the investors was an accredited investor and we relied on the exemption afforded by Regulation S of the Securities Act of 1933.

Also, on December 31, 2008, we issued 500,000 shares of our common stock in connection with the acquisition of the Vidette Lake Concession.  The shares of common stock were issued pursuant to our registration statement filed on Form S-3 with the Securities and Exchange Commission.

Item 3.

Defaults upon senior securities.

None

 Item 4.

Submission of matters to a vote of security holders.

None. We have however, scheduled our annual shareholders meeting for February 24, 2009.

Item 5.

Other information

None.

Item 6.

Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation filed for a name change on August 24, 2007 filed as an exhibit to our Form 8-k filed November 2, 2005
3.2	Certificate of Amendment to Articles of Incorporation filed as exhibit to our Form 8-k filed August 28, 2007
3.3	Bylaws. Filed as an exhibit to our Form 8-k filed August 28, 2007
4.1	2006/07 Stock Incentive and Equity Compensation Plan filed as an exhibit to our Form S-8 Registration Statement filed November 11, 2006
4.2	2007/08 Stock Incentive and Equity Compensation Plan filed as an exhibit to our proxy statement filed on June 29, 2007
4.3	Registration Rights Agreement filed as an exhibit to Form 8-k filed April 6, 2007
4.4	Warrant Agreement filed as an exhibit to Form 8-k filed April 6, 2007
4.5	Broker Warrant Agreement filed as an exhibit to Form 8-k filed April 6, 2007
4.6	Form of Warrant Agreement issued to Anima S.G.R.p.a. and affiliates filed on Form S-3 filed January 24, 2008
10.1	Option Agreement on San Miguel Properties. Filed as an exhibit to Form 10-Sb on November 2, 2005
10.2	Agency Agreement with Blackmont Securities filed as an exhibit to Form 8-k on April 6, 2007
10.3	Acquisition Agreement with Tara Gold Resources, Inc. filed as an exhibit to Form 8-k on September 2, 2008.
31.1	Section 302 Certification of the Principal Executive Officer *
31.2	Section 302 Certification of the Principal Financial Officer *
32.1	Section 906 Certification of the Principal Executive Officer *
32.2	Section 906 Certification of the Principal Financial Officer *
——————— * Filed Herewith

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

PARAMOUNT GOLD AND SILVER CORP.

Date: February 11, 2009	By:	/s/ CHRISTOPHER CRUPI
Christopher Crupi
Chief Executive Officer

Date: February 11, 2009		/s/ LUCIE LETELLIER
Lucie Letellier
Chief Financial Officer